Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Quidel Corporation
Randy Steward	Ruben Argueta
Chief Financial Officer	858.646.8023
858.552.7931	rargueta@quidel.com

QUIDEL REPORTS SECOND QUARTER 2021 FINANCIAL RESULTS
SAN DIEGO, CA – August 5, 2021 — Quidel Corporation (NASDAQ: QDEL), a provider of rapid diagnostic testing solutions, cellular-based virology assays and molecular diagnostic systems, announced today financial results for the second quarter ended June 30, 2021.

Second Quarter 2021 Highlights
•Total revenue decreased 12% to $176.6 million, from $201.8 million in the second quarter of 2020.
•Total sales of COVID-19 products were $83.4 million, as compared to $109.0 million in the second quarter of 2020.
•Total sales of Influenza products were $1.6 million, as compared to $18.7 million in the second quarter of 2020.
•Reported GAAP EPS of $0.45 per diluted share in the second quarter of 2021, as compared to $1.55 per diluted share in the second quarter of 2020.
•Reported non-GAAP EPS of $0.75 per diluted share in the second quarter of 2021, as compared to $1.86 per diluted share in the second quarter of 2020.
•Sofia® SARS Antigen test received Emergency Use Authorization (EUA) for screening use with serial testing.
•Received amended EUA for new Sofia® Q Rapid Antigen test device.

Second Quarter 2021 Results
Total revenue for the second quarter of 2021 was $176.6 million, versus $201.8 million for the second quarter of 2020. The 12% decrease in sales from the second quarter of 2020 was driven by decreased demand for Sofia and PCR COVID-19 assays that was partially offset by increased demand for QuickVue COVID-19 tests, as well as lower demand for influenza products. This decrease was partially offset by 32% growth from our Cardiometabolic Immunoassay product. Currency exchange impact was favorable by $2.8 million dollars. Excluding COVID-19 and influenza products, revenue for the core business grew 24% to $91.5 million, as compared to $74.0 million in the second quarter of 2020.

Rapid Immunoassay product revenue decreased by $20.5 million in the second quarter of 2021 to $60.1 million, due to lower revenue for our Sofia® SARS Antigen and influenza products that were partially offset by $28.6 million in incremental QuickVue SARS Antigen product sales. Cardiometabolic Immunoassay revenue totaled $71.7 million in the second quarter of 2021, an increase of 32% from the second quarter of 2020. Molecular Diagnostic Solutions revenue decreased $20.7 million to $34.5 million, due to a $25.5 million decline in sales of Lyra® PCR assays for COVID-19 diagnosis that was partially offset by incremental revenue from our Solana® SARS-CoV-2 assay. Specialized Diagnostic Solutions revenue decreased 12% from the second quarter of 2020 to $10.4 million, driven by lower demand for respiratory testing.

“During the second quarter of 2021, we made great progress advancing our product portfolio, while continuing to position Quidel for long-term growth. In the quarter, we delivered solid 24% growth in our core business, further broadened our installed base of Sofia® analyzers and established a strong beachhead for COVID testing in the retail segment,” said Douglas Bryant, president and CEO of Quidel Corporation.

“We also made great strides in our R&D and Clinical efforts during the quarter, which set us up to execute on our multi-faceted growth strategy. Although the landscape of COVID testing continues to evolve daily, the highly transmissible COVID-19 Delta variant is starting to drive demand in both the professional and OTC segments,” continued Mr. Bryant. “Further, the recent EUA for our miniaturized Sofia® Q device will make access to our Sofia® tests more affordable for professional and point-of-care customers. Longer-term, it could create a retail pathway for our full portfolio of Sofia® tests for influenza, RSV, Strep and other conditions. This positions us favorably to address the coming flu and respiratory disease seasons.”

“Looking ahead, we believe our Savanna® multiplex molecular analyzer will be our next flagship product. We recently received CE Mark for the European market. When approved in the U.S., Savanna® will enable professional customers to analyze up to 12 pathogens or targets, plus controls, in a single assay run in less than 25 minutes,” Mr. Bryant added. “While the environment remains incredibly fluid, we have made tremendous progress to date, and are very pleased with both the performance of our Quidel team and the outlook for the company.”

Gross profit decreased to $106.2 million, or 60% of revenue for the three months ended June 30, 2021, compared to $148.8 million, or 74% of revenue for the three months ended June 30, 2020. The decreased gross profit was driven by lower selling prices for our SARS products and unfavorable product mix due to lower demand for SARS products and increased demand for Cardiometabolic Immunoassay products. Increases in supply chain and other indirect manufacturing costs also contributed to lower gross profit in the period. Gross margin declined as compared to last year due to the same factors. R&D expense increased by $1.6 million in the second quarter as compared to the same period last year, due primarily to increased spending on Savanna instrument and cartridge development in preparation for clinical trials. Sales and Marketing expense increased by $10.5 million in the quarter, due primarily to higher product promotional spend associated with the launch of our QuickVue At-Home OTC COVID-19 Test as well as increased travel and meetings as COVID-19-related travel restrictions ease. G&A expense increased by $5.5 million in the quarter due to increased spend on IT projects and higher compensation costs driven by increased headcount to support the growth of the business. Acquisition and integration costs of $1.0 million and $0.9 million for the three months ended June 30, 2021 and 2020, respectively, primarily related to the evaluation of new business development opportunities and litigation costs.

In the second quarter of 2021, the Company recorded an income tax expense of $2.6 million, as compared with $12.5 million in the same quarter last year. The lower tax expense for the three months ended June 30, 2021 as compared to the same period in the prior year is a result of lower pre-tax profits.

Net income for the second quarter was $19.1 million, or $0.45 per diluted share, as compared to a net income of $67.7 million, or $1.55 per diluted share, for the second quarter of 2020. On a non-GAAP basis, net income for the second quarter of 2021 was $31.8 million, or $0.75 per diluted share, as compared to net income of $81.6 million, or $1.86 per diluted share, for the same period in 2020.

Results for the Six Months Ended June 30, 2021
Total revenue for the six months ended June 30, 2021 was $551.9 million, versus $376.4 million for the six months ended June 30, 2020. The 47% increase in sales from the six months ended June 30, 2020 was driven by growth in Rapid Immunoassay and Molecular Diagnostic Solutions product categories, the result of relatively strong demand for both rapid antigen and PCR COVID-19 tests in the beginning of 2021 versus the same period in 2020. Revenue growth in the first half of the year also came from our Cardiometabolic Immunoassay products, increasing 28% over the same period in 2020, as COVID-19 restrictions have begun to lift and sales return to pre-pandemic levels. Specialized Diagnostic Solutions revenues decreased 25%, driven primarily by a decline in demand for cell culture respiratory products. Currency exchange had a favorable impact of $4.8 million. Excluding COVID-19 and influenza products, revenue for the core business was $181.4 million for the six months ended June 30, 2021, as compared to $168.1 million for the six months ended June 30, 2020.

Rapid Immunoassay product revenue increased by $121.2 million in the six months ended June 30, 2021 to $297.7 million, primarily due to $224.6 million in revenue for our Sofia® SARS Antigen test and $41.0 million in revenue for our QuickVue SARS products. Cardiometabolic Immunoassay revenue totaled $138.2 million in the six months ended June 30, 2021, an increase of 28% from the six months ended June 30, 2020. Molecular Diagnostic Solutions revenue increased $31.2 million to $94.7 million mostly due to sales of Lyra® PCR assays for COVID-19 diagnosis, as well as, to a lesser extent, sales of Solana® SARS-CoV-2 assays. Specialized Diagnostic Solutions revenue decreased 25% from the six months ended June 30, 2020 to $21.3 million, driven by lower demand for respiratory testing.

Gross profit increased to $408.1 million, or 74% of revenue for the six months ended June 30, 2021, compared to $263.7 million, or 70% of revenue for the six months ended June 30, 2020. The increased gross profit was due to higher sales volumes in the current period as well as improved product mix driven by continued demand for our SARS assays. The gains were partially offset by higher indirect manufacturing costs. Gross margin improved as compared to the same period in the prior year driven primarily by improved product mix. R&D expense increased by $8.6 million in the six months ended June 30, 2021 as compared to the same period last year, due primarily to increased spending on the Savanna instrument and cartridge development in preparation for commercialization. Sales and Marketing expense increased by $14.0 million for the six months ended June 30, 2021, as compared to the same period in 2020, due primarily to product promotional spend associated with the launch of QuickVue At-Home OTC COVID-19 Test, higher compensation costs driven by increased headcount and increased travel, meeting and trade show costs as COVID-19-related restrictions ease. G&A expense increased by $10.6 million for the six months ended June 30, 2021 due to increased spend on IT projects and higher compensation costs driven by increased headcount to support the growth of the business. Acquisition and integration costs of $1.8 million and $2.8 million for the six months ended June 30, 2021 and 2020, respectively, primarily related to the evaluation of new business development opportunities.

For the six months ended June 30, 2021, the Company recorded an income tax expense of $46.3 million, as compared with $21.1 million in the same period last year. The higher tax expense for the six months ended June 30, 2021 as compared to the same period in the prior year is a result of higher pre-tax profits, as well as a proportional decrease in tax deductions from stock based compensation to pre-tax profits.

Net income for the six months ended June 30, 2021 was $197.2 million, or $4.64 per diluted share, as compared to a net income of $107.9 million, or $2.48 per diluted share, for the six months ended June 30, 2020. On a non-GAAP basis, net income for the six months ended June 30, 2021 was $222.4 million, or $5.24 per diluted share, as compared to net income of $134.3 million, or $3.08 per diluted share, for the same period in 2020.

Non-GAAP Financial Information
The Company is providing non-GAAP financial information to exclude the effect of stock-based compensation, amortization of intangibles, non-cash interest expense, foreign exchange gains and losses and certain non-recurring items on net income and earnings per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP.

Management is providing the adjusted gross profit, adjusted operating income, adjusted net income, adjusted net earnings per share, and constant currency revenue information for the periods presented because it believes this enhances the comparison of the Company’s financial performance from period-to-period, and to that of its competitors. Constant currency revenue is calculated by translating current period revenues using prior period exchange rates, net of any hedging effect recognized in the current period. Constant currency revenue growth (expressed as a percentage) is calculated by determining the change in current period constant currency revenues over prior period revenues. This press release is not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this press release as part of the attached financial tables.

Conference Call Information
Quidel management will host a conference call to discuss the second quarter 2021 results as well as other business matters today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). During the conference call, management may answer questions concerning business and financial developments and trends. Quidel’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

To join the live webcast, participants may click the following link directly: https://event.on24.com/wcc/r/3196433/B5D63E95E34F79DE5D13425B35E75377, or access the event via the Investor Relations section of the Quidel website (http://ir.quidel.com).

The website replay will be available for 1 year. The telephone replay will be available for 14 days beginning at 8:00 p.m. Eastern Time (5:00 p.m. Pacific Time) on August 5th, 2021 by dialing 929-458-6194 from the U.S., or by dialing +44-204-525-0658 for international callers, and entering pass code 080478.

About Quidel Corporation
Quidel Corporation (Nasdaq: QDEL) is a leading manufacturer of diagnostic solutions at the point of care, delivering a continuum of rapid testing technologies that further improve the quality of health care throughout the globe. An innovator for over 40 years in the medical device industry, Quidel pioneered the first FDA-cleared point-of-care test for influenza in 1999 and was the first to market a rapid SARS-CoV-2 antigen test in the U.S. Under trusted brand names Sofia®, Solana®, Lyra®, Triage® and QuickVue®, Quidel’s comprehensive product portfolio includes tests for a wide range of infectious diseases, cardiac and autoimmune biomarkers, as well as a host of products to detect COVID-19. With products made in America, Quidel’s mission is to provide patients with immediate and frequent access to highly accurate, affordable testing for the good of our families, our communities and the world. For more information about Quidel, visit quidel.com.

View our story told by our people at www.quidel.com/ourstory

Forward-looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation: the impact of the novel virus (COVID-19) global pandemic; competition; our development of new technologies, products and markets; our reliance on sales of our influenza and COVID-19 diagnostic tests; our reliance on a limited number of key distributors; the financial soundness of our customers and suppliers; acceptance of our products among physicians and other healthcare providers and other targeted customers; the reimbursement system currently in place and future changes to that system; our ability to meet demand for our products; interruptions or shortages in our supply of raw materials and other components; costs and disruptions from failures in our information technology and storage systems and our exposure to data corruption, cyber-based attacks, security breaches and privacy violations; international risks, including but not limited to, compliance with product registration requirements, compliance with legal requirements, tariffs, exposure to currency exchange fluctuations and foreign currency exchange risk, longer payment cycles, lower selling prices and greater difficulty in collecting accounts receivable, reduced protection of intellectual property rights, social, political and economic instability, increased financial accounting and reporting burdens and complexities, taxes, and diversion of lower priced international products into U.S. market; worldwide political and social uncertainty, including tariffs, trade wars or social tensions; our development, acquisition and protection of proprietary technology rights; intellectual property risks, including but not limited to, infringement litigation, loss of our Emergency Use Authorization from the U.S. Food and Drug Administration (the “FDA”) for our COVID-19 products; failures or delays in receipt of new product reviews or related to currently-marketed products by FDA or other regulatory authorities or loss of any previously received regulatory approvals, clearances or authorizations or other adverse actions by regulatory authorities; funding and compliance risks relating to government contracts, including the ability to meet key deliverables and milestones under our NIH RADx-ATP contract; product defects; compliance with government regulations relating to the handling, storage and disposal of hazardous substances; our ability to identify and successfully acquire and integrate potential acquisition targets; risks relating to our acquisition of Alere’s Triage and BNP Businesses; our need for additional funds to finance our capital or operating needs; the level of our indebtedness and deferred payment obligations; competition for and loss of management and key personnel; our exposure to claims and litigation that could result in significant expenses and could ultimately result in an unfavorable outcome for us; business risks not covered by insurance; changes in tax rates and exposure to additional tax liabilities or assessments; and provisions in our charter documents and Delaware law that might delay or impede stockholder actions with respect to business combinations or similar transactions. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “goal,” “project,” “strategy,” “future,” and similar words, although some forward-looking statements are expressed differently. The risks described in reports and registration statements that we file with the Securities and Exchange Commission from time to time, should be carefully considered, including those discussed in Item 1A, “Risk Factors” and elsewhere in our Annual Report on Form 10 K for the year ended December 31, 2020 and in our subsequent Quarterly Reports on Form 10 Q. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. Except as required by law, we undertake no obligation to publicly release any revision or update of these forward-looking statements, whether as a result of new information, future events or otherwise.

QUIDEL CORPORATION
(In thousands, except per share data; unaudited)

	Three months ended June 30,
Consolidated Statements of Operations:	2021	2020
Total revenues	$176,610	$201,754
Cost of sales	70,424	53,003
Gross profit	106,186	148,751
Research and development	22,614	20,970
Sales and marketing	38,100	27,567
General and administrative	21,138	15,679
Acquisition and integration costs	1,028	872
Total operating expenses	82,880	65,088
Operating income	23,306	83,663
Interest and other expense, net	(1,623)	(3,467)
Income before income taxes	21,683	80,196
Provision for income taxes	2,610	12,544
Net income	$19,073	$67,652

Basic earnings per share	$0.46	$1.61
Diluted earnings per share	$0.45	$1.55
Shares used in basic per share calculation	41,691	42,117
Shares used in diluted per share calculation	42,374	43,746

Gross profit as a % of total revenues	60%	74%
Research and development as a % of total revenues	13%	10%
Sales and marketing as a % of total revenues	22%	14%
General and administrative as a % of total revenues	12%	8%

Consolidated net revenues by product category are as follows:
Rapid Immunoassay	$60,070	$80,606
Cardiometabolic Immunoassay	71,666	54,191
Molecular Diagnostic Solutions	34,456	55,177
Specialized Diagnostic Solutions	10,418	11,780
Total revenues	$176,610	$201,754

Condensed balance sheet data:	6/30/2021	12/31/2020
Cash and cash equivalents	$593,224	$489,941
Accounts receivable, net	$46,216	$497,688
Inventories	$218,506	$113,798
Total assets	$1,807,652	$1,871,164
Short-term debt	$269	$238
Long-term debt	$4,051	$4,100
Stockholders’ equity	$1,411,079	$1,332,703

QUIDEL CORPORATION
(In thousands, except per share data; unaudited)

	Six months ended June 30,
Consolidated Statements of Operations:	2021	2020
Total revenues	$551,948	$376,407
Cost of sales	143,803	112,665
Gross profit	408,145	263,742
Research and development	45,918	37,349
Sales and marketing	72,333	58,305
General and administrative	40,645	30,011
Acquisition and integration costs	1,754	2,786
Total operating expenses	160,650	128,451
Operating income	247,495	135,291
Interest and other expense, net	(4,005)	(6,274)
Income before income taxes	243,490	129,017
Provision for income taxes	46,333	21,128
Net income	$197,157	$107,889

Basic earnings per share	$4.74	$2.56
Diluted earnings per share	$4.64	$2.48
Shares used in basic per share calculation	41,622	42,086
Shares used in diluted per share calculation	42,475	43,574

Gross profit as a % of total revenues	74%	70%
Research and development as a % of total revenues	8%	10%
Sales and marketing as a % of total revenues	13%	15%
General and administrative as a % of total revenues	7%	8%

Consolidated net revenues by product category are as follows:
Rapid Immunoassay	$297,740	$176,536
Cardiometabolic Immunoassay	138,218	108,092
Molecular Diagnostic Solutions	94,719	63,540
Specialized Diagnostic Solutions	21,271	28,239
Total revenues	$551,948	$376,407

QUIDEL CORPORATION
Reconciliation of Non-GAAP Financial Information
(In thousands, except per share data; unaudited)

	Three months ended June 30,
	Gross Profit		Operating Income		Net Income		Diluted EPS
	2021	2020	2021	2020	2021	2020	2021	2020
GAAP Financial Results	$106,186	$148,751	$23,306	$83,663	$19,073	$67,652
Interest expense on Convertible Senior Notes, net of tax					—	179
Net income used for diluted earnings per share, if-converted method					19,073	67,831	$0.45	$1.55

Adjustments:
Non-cash stock compensation expense	643	435	5,846	5,130	5,846	5,130
Amortization of intangibles	2,073	1,905	8,005	7,041	8,005	7,041
Amortization of debt issuance costs on credit facility					101	101
Non-cash interest expense for deferred consideration					1,107	1,717
Change in fair value of acquisition contingencies			101	848	101	848
Change in fair value of derivative liabilities - Convertible Senior Note					—	1,084
Acquisition and integration costs			1,028	872	1,028	872
Foreign exchange loss					164	146
Income tax impact of adjustments (a)					(3,597)	(3,218)
Adjusted	$108,902	$151,091	$38,286	$97,554	$31,828	$81,552	$0.75	$1.86

(a) Income tax impact of adjustments represents the tax impact related to the non-GAAP adjustments listed above and reflects an effective tax rate of 22% for 2021 and 19% for 2020.

QUIDEL CORPORATION
Reconciliation of Non-GAAP Financial Information
(In thousands, except per share data; unaudited)

	Six months ended June 30,
	Gross Profit		Operating Income		Net Income		Diluted EPS
	2021	2020	2021	2020	2021	2020	2021	2020
GAAP Financial Results	$408,145	$263,742	$247,495	$135,291	$197,157	$107,889
Interest expense on Convertible Senior Notes, net of tax					—	360
Net income used for diluted earnings per share, if-converted method					197,157	108,249	$4.64	$2.48

Adjustments:
Non-cash stock compensation expense	1,159	693	11,674	9,008	11,674	9,008
Amortization of intangibles	4,032	3,863	15,508	14,103	15,508	14,103
Amortization of debt issuance costs on credit facility					202	202
Non-cash interest expense for deferred consideration					2,558	3,612
Change in fair value of acquisition contingencies			101	848	101	848
Change in fair value of derivative liabilities - Convertible Senior Note					—	1,084
Acquisition and integration costs			1,754	2,786	1,754	2,786
Foreign exchange loss					533	506
Income tax impact of adjustments (a)					(7,112)	(6,108)
Adjusted	$413,336	$268,298	$276,532	$162,036	$222,375	$134,290	$5.24	$3.08

(a) Income tax impact of adjustments represents the tax impact related to the non-GAAP adjustments listed above and reflects an effective tax rate of 22% for 2021 and 19% for 2020.